Exhibit 99.1

Contacts:

John W. Smolak	Scott Tsujita
Executive Vice President,	Sr. Vice President of Finance,
Chief Financial and Administrative Officer	Treasury & Investor Relations
Hypercom Corporation	Hypercom Corporation
Phone: 602-504-4750	Phone: 602-504-5161
Email: jsmolak@hypercom.com	Email: stsujita@hypercom.com

HYPERCOM CORPORATION ANNOUNCES RESTATEMENT
OF PRIOR 2004 QUARTERLY FINANCIALS

PHOENIX, February 4, 2005-Hypercom Corporation (NYSE: HYC) a leading global supplier of electronic payment solutions, announced today that it will restate its financial statements for each of the first three quarters of 2004 following its determination that certain leases originated during that period by the Company’s UK subsidiary, Hypercom EMEA, Inc., were incorrectly accounted for as sales-type leases, rather than operating leases. This accounting error, which relates to approximately 3,200 leases, resulted in an overstatement of net revenue for the first three quarters of 2004. The Company currently estimates that the adjustment to its financial statements will decrease net revenue for the nine months ended September 30, 2004 by up to $4.0 million as compared to previously announced results, and that operating profit for the same period will decrease by approximately 65 to 75% of the amount of the net revenue reduction.

The Company has also determined that the internal control deficiency that gave rise to this restatement represents a material weakness, as defined by the PCAOB’s Auditing Standard No. 2. Consequently, management will be unable to conclude that the Company’s internal controls over financial reporting are effective as of December 31, 2004, and the Company’s independent auditors, Ernst & Young LLP, are expected to issue an adverse opinion with respect to the Company’s internal controls over financial reporting. The Company is devoting appropriate resources to reviewing its internal controls surrounding accounting for lease contracts and related contract review policies and procedures to prevent this type of accounting error from occurring in the future. Management has discussed this material weakness with both the Company’s audit committee and its independent auditors, who have concurred in this determination.

The Company is working with its independent auditors to complete the review of this accounting error and quantify the impact on each of the 2004 quarterly financial statements that were previously filed. Once this review is complete, the Company will restate its historical 2004 quarterly financial statements. Accordingly, investors are cautioned not to rely on the Company’s historical financial statements for the quarters and periods ended March 31, June 30 and September 30, 2004 as a result of this change. The Company expects to complete its review of this matter prior to issuing its upcoming earnings release for the quarter and fiscal year ended December 31, 2004.

While the Company is not aware of any other accounting issues requiring adjustment to any prior period financial statements, there can be no assurances that the Company or its independent auditors will not find additional accounting issues requiring adjustment or material weaknesses in its internal control procedures as the process of completing the audit of its financial statements for the year ended December 31, 2004 and management’s assessment of the Company’s internal control procedures is ongoing at this time.

The Company is presently unaware of any evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Company’s audit committee is working with its independent auditors and legal counsel to assure that the Company is taking the appropriate approach to resolving the issues related to the restatement as well as any further issues that may be identified during the course of its review of internal control procedures or completion of its audit.

The Company anticipates that it will release its fourth quarter and 2004 financial results in late February 2005. The Company’s management will be available to discuss the restatement and earnings release on a conference call and simultaneous webcast following the issuance of the release.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Matters discussed in this news release contain forward-looking statements relating to the impact of the evaluation of the Company’s accounting methods and identification of material weaknesses. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Pending the completion of the restatement process, it is possible that additional adjustments of financial results, or changes to our estimate of the anticipated reduction in net revenue for prior quarters, could be identified as a result of the reviews by management, the Company’s audit committee and its auditors and counsel. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

About Hypercom (www.hypercom.com)

Celebrating 26 years of technology excellence, innovation and leadership, Hypercom Corporation is a leading global provider of electronic payment solutions that add value at the point-of-transaction for consumers, merchants and acquirers, and yield increased profitability for its customers.

Widely recognized as the global payment technology innovator, Hypercom delivers complete card payment terminal, network access device, server and transaction networking solutions that help merchants and financial institutions generate revenues and increase profits.

Headquartered in Phoenix, Arizona, Hypercom’s card payment terminal, network and server solutions are leading the transformation of electronic payments in more than 100 countries. HYCF

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Hypercom is a registered trademark of Hypercom Corporation